UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported event): September 7, 2006
FLUOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)
(469) 398-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 7, 2006, Fluor Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) among the Company, as Borrower, BNP Paribas, as Administrative Agent and an Issuing Lender, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and the lenders party thereto. The Restated Credit Agreement amends and restates the Company’s five-year, $800 million Credit Agreement, dated as of July 28, 2004, among the Company, as Borrower, BNP Paribas, as Administrative Agent and an Issuing Lender, Bank of America, N.A. and Citicorp USA, Inc., as Co-Syndication Agents, and the lenders party thereto.
     The Restated Credit Agreement provides for a $1.5 billion revolving credit facility maturing on September 7, 2011. The entire amount of the facility is available for revolving loans and for the issuance of letters of credit. The Restated Credit Agreement contains (i) financial and other covenants, including a maximum consolidated debt to tangible net worth ratio and a maximum total debt of consolidated subsidiaries covenant, as well as customary limitations on liens, acquisitions, mergers and dispositions and (ii) customary events of default, including nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.
     The foregoing summary of some of the terms of the Restated Credit Agreement is qualified in its entirety by reference to the complete text thereof, a copy of which will be provided in a future filing.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated by reference into this Item 2.03
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 7, 2006	Fluor Corporation
	By:	/s/ Lawrence N. Fisher
Lawrence N. Fisher
Chief Legal Officer and Secretary